Exhibit 99.1

Explanation of Responses

(1) The reported securities are owned directly by Standard General Fund L.P., a Delaware limited partnership (“Standard General Fund”).

(2) The reporting person, Mr. Nicholas Singer, a United States citizen (“Mr. Singer”), is a co-managing member of Standard General Management LLC, a Delaware limited liability company. Standard General Management LLC is the managing member of Standard General GP LLC, a Delaware limited liability company, which is the general partner of Standard General Fund and also the general partner of Standard General Master Fund L.P., a Cayman Islands exempted limited partnership (“Standard General Master Fund”). In addition, Mr. Singer has a controlling interest in Standard General S Corp., a Delaware corporation, which is the general partner of Standard General Holdings, L.P., a Delaware limited partnership. Standard General Holdings, L.P. is the general partner of Standard General L.P., a Delaware limited partnership, and pursuant to investment management agreements, Standard General L.P. has all investment and voting power with respect to the securities held by Standard General Fund and Standard General Master Fund. Mr. Singer may be deemed to beneficially own the securities by virtue of the foregoing relationships. The entire number of the securities that may be deemed to be beneficially owned by Mr. Singer is reported herein. Mr. Singer hereby disclaims beneficial ownership of the reported securities for purposes of Section 16 of the Securities Exchange Act of 1934 except to the extent of his pecuniary interest therein.

(3) Such common units were issued for no additional consideration as penalty payments for violation by the issuer of the terms of an agreement entered into by the private investment vehicles referenced above in connection with an earlier purchase of common units.

(4) Standard General Master Fund is party to an equity swap agreement with a securities broker under which, as of the termination date, (a) if the product of $1,327,500 times the quotient of (i) the official closing price per common unit as quoted by NASDAQ as of November 29, 2009 minus $11.25 (the “Initial Price”) divided by (ii) the Initial Price (such product, the “Equity Amount”) is a positive number, the broker will pay to Standard General Master Fund the Equity Amount, and (b) if the Equity Amount is a negative number, Standard General Master Fund will pay to the broker the absolute value of the Equity Amount. An amount equal to any dividends paid on 122,294 common units (which was increased from 118,000 common units in connection with penalty payments made under the agreement referred to in footnote 3 above) during the term of the agreement must be paid by the broker to Standard General Master Fund. During the term of the agreement, Standard General Master Fund will pay to the broker “interest” on $1,327,500. On April 17, 2009, upon partial settlement of the equity swap agreement, Standard General Master Fund paid to the broker the difference between the Initial Price and $0.60 per common unit for the common units initially represented by the equity swap agreement.

(5) Standard General Master Fund is party to an equity swap agreement with a securities broker under which, as of the termination date, (i) if the product of $1,125,000 times the quotient of (i) the official closing price per common unit as quoted by NASDAQ as of January 29, 2010 minus $11.25 (the “Initial Price”) divided by (ii) the Initial Price (such product, the “Equity Amount”) is a positive number, the broker will pay to Standard General Master Fund the General Master Fund will pay to the broker the absolute value of the Equity Amount. An amount equal to any dividends paid on 103,639 common units (which was increased from 100,000 common units in connection with penalty payments made under the agreement referred to in footnote 3 above) during the term of the agreement must be paid by the broker to Standard General Master Fund. During the term of the agreement, Standard General Master Fund will pay to the broker “interest” on $1,125,000. On April 17, 2009, upon settlement of the equity swap agreement, Standard General Master Fund paid to the broker the difference between the Initial Price and $0.60 per common unit for the common units initially represented by the equity swap agreement.